Baby All Corp. Completes Share Exchange

PLANO, TX, May 11, 2012—Baby All Corp. (OTCBB: BABA) reported that it has completed the previously-announced share exchange with shareholders of Santa Fe Operating, Inc. (SFO), as a result of which SFO is now a wholly owned subsidiary of Baby All (the “Exchange”). In the Exchange, former shareholders and warrant holders of SFO received (i) 33,478,261 shares of Baby All common stock and (ii) warrants to purchase 6,754,856 shares of Baby All common stock at $0.50 per share (the “Warrants”). Baby All’s outstanding shares of common stock now total 39,478,261. In connection with the Exchange, management of Baby All anticipates that Baby All will change its name to Santa Fe Petroleum, Inc.

Baby All is an exploration-stage company engaged in acquisition, exploration, and development of oil and gas properties. With a focus on finding and producing oil in the prolific Fort Worth Basin of north Texas and led by an experienced industry team, Baby All is implementing an aggressive lease acquisition and drilling plan giving priority to projects with near-term cash flow potential.

This news release does not constitute an offer to sell or a solicitation of an offer to buy securities. The offer and sale of the Warrants and any other securities has not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and the Warrants and any other securities may not be reoffered or resold in any jurisdiction in which such offer or sale would contravene applicable securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current management’s expectations. These statements may be identified by their use of words like “plans,” “expect,” “aim,” “believe,” “projects,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” and other expressions that indicate future events and trends. All statements that address expectations or projections about the future, including statements about our business strategy, expenditures, and financial results are forward-looking statements. Actual results could differ materially from those in the forward-looking statements due to a number of uncertainties including, but not limited to, those discussed in this section. Factors that could cause future results to differ from these expectations include general economic conditions, further changes in our business direction or strategy; competitive factors, oil and gas exploration uncertainties, and an inability to attract, develop, or retain technical, consulting, managerial, agents, or independent contractors. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives requires the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and accordingly, no opinion is expressed on the achievability of those forward-looking statements. No assurance can be given that any of the assumptions relating to the forward-looking statements are accurate, and management assumes no obligation to update any such forward-looking statements.